Code of Ethics

of

•	DVCMM LLC
•	J.P. Morgan Alternative Asset Management, Inc.
•	JPMorgan Asset Management (UK) Ltd.
•	JPMorgan Capital Management LLC
•	JPMorgan Investment Advisors Inc.
•	J.P. Morgan Investment Management Inc.
•	Security Capital Research & Management Inc.

(collectively, “JPMAM”)

Effective February 1, 2005
(Revised March 1, 2007)

        Code of Ethics

        JPMorgan Asset Management

Table of Contents

1.	Introduction and Standards	[INSERT PAGE NUMBER]

1.1.	Adoption of the Code of Ethics	[INSERT PAGE NUMBER]

1.2.	Standards of Business Conduct	[INSERT PAGE NUMBER]

1.3.	General Definitions	[INSERT PAGE NUMBER]

2.	Reporting Requirements	[INSERT PAGE NUMBER]

2.1.	Holdings Reports	[INSERT PAGE NUMBER]

2.1.1.Content of Holdings Reports	[INSERT PAGE NUMBER]

2.1.2.Timing of Holdings Reports	[INSERT PAGE NUMBER]

2.2.	Transaction Reports	[INSERT PAGE NUMBER]

2.2.1.Content of Transaction Reports	[INSERT PAGE NUMBER]

2.2.2.Timing of Transaction Reports	[INSERT PAGE NUMBER]

2.3.	Consolidated Report	[INSERT PAGE NUMBER]

2.4.	Exceptions from Reporting Requirements	[INSERT PAGE NUMBER]

3.	Pre-approval of Certain Investments	[INSERT PAGE NUMBER]

4.	Additional Restrictions and Corrective Action under the Personal Trading Policy and other related Policies and Procedures	[INSERT PAGE NUMBER]

4.1.	Designated Broker Requirement	[INSERT PAGE NUMBER]

4.2.	Blackout Provisions	[INSERT PAGE NUMBER]

4.3.	Minimum Investment Holding Period and Market Timing Prohibition[INSERT PAGE NUMBER]

4.4.	Trade Reversals and Disciplinary Action	[INSERT PAGE NUMBER]

5.	Books and Records to be Maintained by Investment Advisers	[INSERT PAGE NUMBER]

6.	Confidentiality	[INSERT PAGE NUMBER]

7.	Conflicts of Interest	[INSERT PAGE NUMBER]

7.1.	Trading in Securities of Clients	[INSERT PAGE NUMBER]

7.2.	Trading in Securities of Suppliers	[INSERT PAGE NUMBER]

7.3.	Gifts	[INSERT PAGE NUMBER]

7.4.	Entertainment	[INSERT PAGE NUMBER]

7.5.	Political and Charitable Contributions	[INSERT PAGE NUMBER]

7.6.	Outside Business Activities	[INSERT PAGE NUMBER]

        Code of Ethics

        JPMorgan Asset Management

1.	Introduction and Standards

1.1.	Adoption of the Code of Ethics

This Code of Ethics for JPMAM (the “Code”) has been adopted by the registered investment advisers named on the cover hereof in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).  Rule 204A-1 requires, at a minimum, that an adviser’s code of ethics set forth standards of conduct, require compliance with federal securities laws and address personal trading by advisory personnel.

While all J.P. Morgan Chase & Co. (“JPMC”) staff, including JPMAM Supervised Persons, as defined below, are subject to the personal trading policies under the JPMC Code of Conduct, theJPMAM Code establishes more stringent standards reflecting the fiduciary obligations of JPMAM and its Supervised Persons.  Where matters are addressed by both the JPMC Code of Conduct and this Code, Supervised Persons of JPMAM must observe and comply with the stricter standards set forth in this Code.

JPMAM hereby designates the staff of its Compliance Department to act as designees for the respective chief compliance officers of the JPMAM registered investment advisers (“CCO”) in administering this Code.  Anyone with questions regarding the Code or its application should contact the Compliance Department.

1.2.	Standards of Business Conduct

It is the duty of all Supervised Persons to place the interests of JPMAM clients before their own personal interests at all times and avoid any actual or potential conflict of interest.  Given the access that Supervised Persons may have to proprietary and client information, JPMAM and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading.  Supervised Persons must also comply with applicable federal securities laws and report any violations of the Code promptly to the Compliance Department, which shall report any such violation promptly to the CCO.

Supervised Persons, as defined below, must report, and JPMAM must review, their personal securities transactions and holdings periodically.  See section 2. Reporting Requirements and the Personal Trading Policy for AWM Investment Management Americas Staff, as defined below, for details regarding reporting procedures.

Compliance with the Code, and other applicable policies and procedures, is a condition of employment.  The rules, procedures, reporting and recordkeeping requirements contained in the Code are designed to prevent employees from violating the provisions of the Code.  Failure by a Supervised Person to comply with the Code may adversely impact JPMAM and may constitute a violation of federal securities laws.

The Compliance Department shall distribute to each Supervised Person a copy of the Code and any amendments, receipt of which shall be acknowledged in writing by the Supervised Person.  Written acknowledgements shall be maintained by the Compliance Department in accordance with section 5. Books and Records to be Maintained by Investment Advisers.  The form of acknowledgment shall be determined by the Compliance Department.

At least annually, each CCO must review the adequacy of the Code and the policies and the procedures herein referenced.

1.3.	General Definitions

(a)	Supervised Persons include:

(1)	Any partner, officer, director (or other person occupying a similar status or performing similar functions) and employees of JPMAM;

(2)
All employees of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of a legal entity within JPMAM, sometimes referred to as “dual hatted” employees;

(3)	Certain consultants as well as any other persons who provide advice on behalf of JPMAM and are subject to JPMAM’s supervision and control; and

(4)	All Access Persons, as defined in paragraph (b).

(b)	Access Persons include any partner, officer, director (or other person occupying a similar status or performing similar functions) of JPMAM, as well as any other Supervised Person who:

(1)
Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered fund advised or sub-advised by JPMAM; or

(2)	Is involved in making securities recommendations to clients, including Funds, or who has access to such recommendations that are nonpublic.

(c)
Associated Account refers to an account in the name or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest.  Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

(d)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

(e)
Beneficial ownership is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.  A Supervised Person who has questions regarding the definition of this term should consult the Compliance Department.  Please note:  Any report required under section 2. Reporting Requirements may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(f)	Client refers to any entity (e.g., person, corporation or Fund) for which JPMAM provides a service or has a fiduciary responsibility.

(g)
Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(h)	Fund means an investment company registered under the 1940 Act.

(i)
Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(j)
JPMAM is an abbreviation for JPMorgan Asset Management, the asset management business of JPMorgan Chase & Co.  Within the context of this document, JPMAM refers to the U.S. registered investment advisers of JPMorgan Asset Management identified on the cover of this Code.

(k)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 thereunder.

(l)
Personal Trading Policy refers to the Personal Trading Policy for AWM Investment Management Americas Staff and/or the Personal Investment Policy for JPMAM Employees in EMEA, Asia and Japan, as applicable, and the procedures thereunder.

(m)
Reportable Security means a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.  Also included in this definition are open-end mutual funds (except as noted below) and exchange traded funds.  Excluded from this definition are:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds; and

(4)	Shares of other types of mutual funds, unless JPMAM acts as the investment adviser, sub-adviser or principal underwriter for the Fund.

2.	Reporting Requirements

2.1.	Holdings Reports

Supervised Persons must submit to the Compliance Department a report, in the form designated by the Compliance Department, of the Supervised Person’s current securities holdings that meets the following requirements:

2.1.1.	Content of Holdings Reports

Each holdings report must contain, at a minimum:

(a)
The name of any broker, dealer or bank with which the Supervised Person maintains an Associated Account in which any Reportable Securities are held for the Supervised Person’s direct or indirect benefit, as well as all pertinent Associated Account details (e.g., account title, account number, etc.);

(b)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; and

(c)	The date the Access Person submits the report.

2.1.2.	Timing of Holdings Reports

Supervised Persons must each submit a holdings report:

(a)	No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(b)	At least once each 12-month period thereafter on January 30, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.2.	Transaction Reports

Supervised Persons must submit to the Compliance Department quarterly securities transactions reports, in the form designated by the Compliance Department, that meet the following requirements:

2.2.1.	Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(a)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	The date the Access Person submits the report.

2.2.2.	Timing of Transaction Reports

Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

2.3.	Consolidated Report

At the discretion of the Compliance Department, the form of annual holdings report may be combined with the form of the concurrent quarterly transaction report, provided that such consolidated holdings and transaction report meets, at a minimum, the timing requirements of both such reports if submitted separately.

2.4.	Exceptions from Reporting Requirements

An Access Person need not submit:

(a)	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(b)	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

(c)
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Compliance Department holds in its records so long as the Compliance Department receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

3.	Pre-approval of Certain Investments

Supervised Persons must obtain approval from the Compliance Department before they directly or indirectly acquire beneficial ownership in any reportable security, including initial public offerings and limited offerings.  The Personal Trading Policy shall set forth the Compliance pre-clearance procedures as well as any exceptions to the pre-clearance requirement.

4.	Additional Restrictions and Corrective Action under the Personal Trading Policy and other related Policies and Procedures

In furtherance of the standards for personal trading set forth herein, JPMAM shall maintain a Personal Trading Policy with respect to the trading restrictions and corrective actions discussed under this section 4, and such other restrictions as may be deemed necessary or appropriate by JPMAM.

4.1.	Designated Broker Requirement

Any Associated Account, except as otherwise indicated in the Personal Trading Policy, must be maintained with a Designated Broker, as provided under the JPMC Code of Conduct and the Personal Trading Policy.

4.2.	Blackout Provisions

The personal trading and investment activities of Supervised Persons are subject to particular scrutiny because of the fiduciary nature of the business.  Specifically, JPMAM must avoid even the appearance that its Supervised Persons conduct personal transactions in a manner that conflicts with the firm’s investment activities on behalf of clients.  Towards this end, Supervised Persons may be restricted from conducting personal investment transactions during certain periods (“Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions (see section 4.4).  Additionally, the Compliance Department may restrict the personal trading activity of any Supervised Person if such activity has the appearance of violating the intent of the blackout provision or is deemed to present a possible conflict of interest.

The Blackout Periods set forth in the Personal Trading Policy may reflect varying levels of restriction appropriate for different categories of Supervised Persons based upon their level of access to nonpublic client or proprietary information.

4.3.	Minimum Investment Holding Period and Market Timing Prohibition

Supervised Persons are subject to a minimum holding period, as set forth under the Personal Trading Policy, for all transactions in Reportable Securities, as defined under section 1.3.

Supervised Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security.  Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

Please see the Personal Trading Policy for further details on transactions covered or exempted from the minimum investment holding period.

4.4.	Trade Reversals and Disciplinary Action

Transactions by Supervised Persons are subject to reversal due to a conflict (or appearance of a conflict) with the firm’s fiduciary responsibility or a violation of the Code or the Personal Trading Policy.  Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of black out period requirements under the Personal Trading Policy.

Disciplinary actions resulting from a violation of the Code will be administered in accordance with related JPMAM policies governing disciplinary action and escalation.  All violations and disciplinary actions will be reported promptly by the Compliance Department to the JPMAM CCO.  Violations will be reported at least quarterly to the firm’s executive committee and, where applicable, to the directors or trustees of an affected Fund.

Violations by Supervised Persons of any laws that relate to JPMAM’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal and, if applicable, termination of registration.

5.	Books and Records to be Maintained by Investment Advisers

(a)	A copy of this Code and any other code of ethics adopted by JPMAM pursuant to Rule 204A-1 that has been in effect during the past five years;

(b)	A record of any violation of the Code, and any action taken as a result of that violation;

(c)	A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of JPMAM;

(d)	A record of each report made by a Supervised Persons as required under section 2. Reporting Requirements;

(e)	A record of the names of persons who are currently, or within the past five years were, Access Persons;

(f)
A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons under section 3. Pre-approval of Certain Investments, for at least five years after the end of the fiscal year in which the approval is granted; and

(g)	Any other such record as may be required under the Code or the Personal Trading Policy.

6.	Confidentiality

Supervised Persons have a special responsibility to protect the confidentiality of information related to customers.  This responsibility may be imposed by law, may arise out of agreements with customers, or may be based on policies or practices adopted by the firm.  Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers.  Various business units and geographic areas within JPMC have internal policies regarding customer privacy.

The foregoing notwithstanding, JPMAM and its Supervised Persons must comply with all provisions under the Bank Secrecy Act, the USA Patriot Act and all other applicable federal securities laws, as well as applicable anti-money laundering and know your client policies, procedures and training requirements of JPMAM and JPMC.

7.	Conflicts of Interest

With regards to each of the following restrictions, more detailed guidelines may be found under the applicable JPMAM policy and/or the JPMC Code of Conduct.

7.1.	Trading in Securities of Clients

Supervised Persons should not invest in any securities of a client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMAM if such investment could be perceived as based on confidential information.

7.2.	Trading in Securities of Suppliers

Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMAM may not invest in the securities of such supplier.  If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:

(a)	Disclose this fact to your department head and the Compliance Department; and

(b)	Obtain prior approval from the Compliance Department before selling such securities.

7.3.	Gifts

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the firm and its clients.  Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person.  More specific guidelines are set forth under the JPMC Code of Conduct and operating procedures for the JPMAM Gift, Entertainment and Political Contributions Database.  Supervised Persons are required to log all gifts subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database.

7.4.	Entertainment

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of JPMAM.  Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present, and only to the extent that such entertainment is permissible under the JPMC Code of Conduct and operating procedures for the JPMAM Gift, Entertainment and Political Contributions Database. Supervised Persons are required to log all entertainment subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database.

7.5.	Political and Charitable Contributions

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.  In addition, Supervised Persons are prohibited from considering JPMAM’s current or anticipated business relationships as a factor in soliciting political or charitable donations.  Additional restrictions, disclosures and other requirements regarding political activities are described under the JPMC Code of Conduct. Supervised Persons are required to pre-clear all political contributions to the election campaigns of non-federal level candidates and PACs.

7.6.	Outside Business Activities

A Supervised Person’s outside activities must not reflect adversely on the firm or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to the firm or its clients.  Supervised Persons must be alert to potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises.  Supervised Persons may not, directly or indirectly:

(a)	Accept a business opportunity from someone doing business or seeking to do business with JPMAM that is made available to the Supervised Person because of the individual’s position with the firm.

(b)	Take for oneself a business opportunity belonging to the firm.

(c)	Engage in a business opportunity that competes with any of the firm’s businesses.

More specific guidelines are set forth under the conflicts of interest policy of JPMAM and under the JPMC Code of Conduct.  Procedures and forms for pre-clearance of these activities by the Office of the Secretary of JPMC are available in the JPMC Procedures for Pre-Clearance of Outside Activities Referenced in the JPMC Code of Conduct.  Supervised Persons must seek a new clearance for a previously approved activity whenever there is any material change in relevant circumstances, whether arising from a change in your job or association with JPMAM or in your role with respect to that activity or organization.  You are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to Compliance and the Office of the Corporate Secretary.  You must also notify the Office of the Secretary of JPMC when any approved outside activity terminates.

Regardless of whether an activity is specifically addressed under JPMAM policies or the JPMC Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

 WMC Code of Ethics

All of us are responsible for maintaining the very highest ethical standards when conducting business.  In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests.  We must observe exemplary standards of honesty and integrity.

As an Officer and/or Director and/or employee of Washington Management Corporation (WMC) (the Company) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Company (collectively “WMC associates”), you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), JP Morgan Value Opportunities Fund, Inc. (JPMVOF) and Washington Mutual Investors Fund, Inc. (WMIF) (the Funds).  This information places you in a position of special trust.

If you have trouble interpreting laws or regulations pertaining to this Code, ask the WMC Compliance Officer, Michael Stockton, for advice (202) 842-5302.

 General Guidelines

Although specific policies under this Code are discussed in more detail below, these are general guidelines that all WMC associates should be aware of:

*           It is a crime in the U.S. and many other countries to transact in a company’ssecurities while in possession of material non-public information about the company. If there is any question as to whether you’ve received material, non-public information, you should contact the WMC Compliance Officer.

*           You should not knowingly misrepresent facts about the mutual funds we serve tofund shareholders, regulators or any other member of the public.

*           You should not accept (or give) extravagant gifts or entertainment from persons orcompanies that do business with WMC or the Funds or who are trying to solicitbusiness from WMC or the Funds.

*           Safeguarding non-public information – All WMC associates are responsible forsafeguardingnon-public information about the Funds’ holdings.

*           Other types of information (for example information about marketing plans orinformation related to other associates) may also be confidential and should not beshared outside the company.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work.  You must not place yourself or your employer in a position of actual or potential conflict.

This Code has been adopted by WMC pursuant to requirements of the Investment Company Act of 1940 and rules thereunder which prohibit the use of (1) any device, scheme or artifice to defraud the Funds; (2) any act or practice or course of business which operates or would operate as a fraud or deceit upon the Funds; (3) any manipulative practice with respect to the Funds or (4) making untrue statements of a material fact or omitting to state to the Funds a material fact necessary to make any statements made, in light of the circumstances under which they were made, not misleading.  These prohibitions apply to persons subject to this Code.

Insider Trading

Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others.  Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.  These laws can apply to those of us who work for WMC, and it is unlawful under this Code to engage in trading or other conduct which violates the Federal law of “insider trading.”  If you have any questions about whether you have in your possession material, non-public information about the Funds or any other company and whether trading on that information or communicating it to others would be unlawful, please consult with the WMC Compliance Officer.

Person who are employees of Johnston, Lemon & Co. Incorporated may be subject to various policies and procedures of that Company and this Code’s provisions are in addition to and do not affect the applicability of, any similar policies of Johnston, Lemon & Co. Incorporated.

Personal Securities Transactions

The Funds are responsible for the management of substantial assets belonging to millions of shareholders.  Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times.  To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.

There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities.  Lists of securities in the Funds' portfolios are considered confidential until released to the public in accordance with established procedures.

You may not purchase or sell directly or indirectly any security which to your actual knowledge at that time is being purchased or sold, or is being considered for purchase or sale, by one of the Funds of which Washington Management Corporation is the Administrator.

You may not purchase or sell any shares of the Funds in violation of the applicable Fund’s policies with respect to excessive trading.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders.  Note that this policy applies to your spouse and any other immediate family members residing in your household. Each Fund’s policy related to frequent trading of Fund shares may be found in its prospectus.  If you have any questions about these restrictions, please contact the WMC Compliance Officer.

You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues").  Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a Fund served by Washington Management Corporation as business manager except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.

You may not participate in private securities offerings without advance written approval of the WMC compliance officer.

In addition, associates designated as Access Persons by the WMC Compliance Officer are subject to additional restrictions related to personal securities transactions as outlined later in this policy.

Gifts and Entertainment

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work.  Associates must not place themselves or the company in a position of actual or potential conflict.  Associates may not accept (or give) gifts worth more than $100 within a twelve calendar month calendar year period from the same person or company, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company.  In addition, a business entertainment event exceeding $250 in value should not be accepted (or given) unless the associate receives permission from the WMC Compliance Officer.

It may be difficult to determine the fair value of certain gifts or business entertainment.  In such cases, the item should be reported with a full description of the item or event noting the value could not be readily obtained.  Using your business judgment, seek permission from the WMC Compliance Officer for any such gift or entertainment that one may view as possibly exceeding the established limits.

Each calendar quarter, you must report by memorandum any gift exceeding $50 and business entertainment in which an event exceeds $100 to the WMC Compliance Officer (although it is recommended that you report all gifts and entertainment).  This includes items for which pre-clearance have been obtained.

Charitable Contributions

In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of WMC or the Funds to be a factor in soliciting such contributions.

Political Contributions

Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to WMC or the Funds.  For example, contributions to any person currently holding a city, county or state treasurer position in Maryland, Vriginia or the District of Columbia or any candidate running for these offices may raise concerns.  As a result, associates should not make contributions to any persons holding or running for these positions.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above).

Service as a director

All WMC personnel must obtain prior authorization of the WMC Board of Directors before serving on the board of directors of publicly traded companies.
Brokerage Accounts

You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC compliance officer.  You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members residing in your household) exercise investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC compliance officer on a timely basis.

Special Requirements for Associates designated as Access Persons

Those who have access to current investment information in connection with their regular duties are generally considered "access persons."  If you receive an initial holdings or annual holdings report form, you are an access person.  When you first become an access person, you must, within 10 days complete an initial holdings report.  (See “Reporting” below.)

Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the Funds.  This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member residing in the access person’s household) exercises investment discretion or control.

Pre-clearance of Securities Transactions

You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.

The purchase or sale of mutual fund shares does not require pre-clearance.

Permission to engage in private securities offerings, where granted, is not subject to a time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering).

Capital Research and Management Company typically approves transactions of stocks on the WMIF eligible list only if Washington Mutual Investors Fund has no open order on that date with clearance typically for that day only. Because JPMVOF has a wide universe of stocks in which they may trade for the Fund, the compliance officer will retain a list of Fund transactions and clearance will be granted only in those instances when the Fund has not had a transaction in the security during the preceding three business days.  Clearance for JPMVOF will be granted for one day only.

Exception for De Minimus Transactions

You may execute one transaction (either a buy or sell) of 100 shares or less per issuer per calendar month without pre-clearance.  Larger or more frequent transactions must be pre-cleared.  If you pre-clear a transaction and are denied permission, you may not execute a de minimus transaction in that issuer without pre-clearance for a period of seven calendar days.  Additionally, pre-clearance is not required for transactions of $100 or less, not including commissions.

Annual Recertification

All access persons will be required to certify annually that they have read and understood the Code of Ethics and recognize that they are subject thereto.  They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported.  Forms will be supplied for this purpose.

Reporting

Initial

When an access person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, broad-based index/exchange traded funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control.  Such information must be as of a date no longer than 45 days prior to the date the person became an access person.

Periodic

Thereafter, access persons are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds, money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control.  It is required that any new brokerage account subject to the Code have duplicate confirmation statements sent to the WMC compliance officer.  For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC compliance officer via the “Gift/Inheritance/Other Transaction Reporting Form.”

Annually

Annually, all access persons are required to report their holdings as of December 31.  This report, which must be submitted by January 30th each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.

Forms for all of these reports will be provided at each reporting period.

Special

Any purchase followed by a redemption or redemption followed by a purchase (a “round trip”) in shares of any of the Investment Companies within a 60 day period must be reported within 5 days of completing the round trip.  The report must be made by personal memorandum to the WMC Compliance Officer and Fund President.  Systematic purchases or redemptions, dividend reinvestments, and payroll deduction 401(k) investments, and any non-volitional transactions are excepted from this reporting obligation.
Violations

Any material violation of this Code for which the compliance officer recommends the imposition of a sanction shall be referred to the Board of Directors of Washington Management Corporation as appropriate, for resolution.

Board of Directors/Trustees of the Funds

Approval of the Code of Ethics and Amendments to it – The Boards of Directors/Trustees of the Funds will be asked to approve the Code initially and any material amendments to it.  A material amendment to the Code must be approved no later than six months after its adoption by WMC.  The Directors/Trustees of the Funds must receive a certification from WMC that procedures reasonably necessary to prevent access persons from violating the Code have been adopted.  WMC will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees.  This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.

Amended February 13, 2007
Effective  April 1, 2007